EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 28, 2018

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), in connection with its execution and delivery of the Amended and Restated General Guarantee Agreement dated September 28, 2018, (the “Guarantee Agreement”) under which the Guarantor guarantees, upon the terms and subject to the conditions set forth in the Guarantee Agreement, the obligations specified therein of Goldman Sachs Bank USA (“GS Bank”). The Guarantor filed with the Securities and Exchange Commission, on July 10, 2017, a registration statement on Form S-3ASR (File No. 333-219206) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) registering the guarantees of the Guarantor under the Guarantee Agreement of GS Bank’s obligations under the certificates of deposit, notes and deposit notes identified in the two prospectuses dated July 10, 2017 filed as a part of the Registration Statement (the “Guaranteed Obligations”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Guarantee Agreement.

3.	The resolutions of the Guarantor’s Board of Directors authorizing the issuance of the Guarantee Agreement (the “Resolutions”).

4.	Certificates of officers of the Company with respect to the authorization of the Guarantee, the determination of the terms of the Guarantee and related matters.

We have also examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Guarantee Agreement constitutes a valid and legally binding obligation of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on an obligation denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular obligation is denominated into United States dollars will depend upon various factors, including which court renders the judgment. For example, a state court in the State of New York rendering a judgment on such an obligation denominated in a foreign currency would be required under Section 27 of the New York Judiciary Law to render such judgment in such foreign currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, any related prospectus or any other offering material regarding the Guarantor, GS Bank or any other subsidiary of the Guarantor, the Guarantee Agreement or any obligations to which it may apply, or any offering or sale of the Guarantee Agreement or any such obligations. In addition, we are not passing upon, and assume no responsibility for, the validity or legally binding status of any such obligations, including the Guaranteed Obligations.

We have relied as to certain matters on information obtained from public officials, officers of the Guarantor and the Bank and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine. We have further assumed that, when each Guaranteed Obligation is issued, offered and sold by GS Bank, such Guaranteed Obligation will be a valid, binding and enforceable obligation of GS Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; that the authority granted in the Resolutions will remain in effect and no Guaranteed Obligation will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time; that there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guarantee Agreement; that the Guarantee Agreement will not have been amended or terminated in any manner; and that the performance by the Guarantor of its Guaranteed Obligations will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor and will not result in a default under or breach of any agreement or instrument then binding upon the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Our Guarantee” in the two prospectuses relating to the Guarantees filed as a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP